Hamilton Bancorp, Inc. Appoints James R. Farnum to Board of Directors

Towson, Md. – September 20, 2013 – Hamilton Bancorp, Inc. (the “Company”) announced today that James R. (“Randy”) Farnum was elected to join its board of directors. Mr. Farnum is a senior level executive and business owner with more than 30 years of experience creating, managing and leading companies. He is currently the CEO and owner of Alliance Advisory Group, LLC and vice president and owner of S. W. Betz Company, Inc., where he’s had proven success growing revenues, exceeding financial goals and leading financial, operational and marketing initiatives. Mr. Farnum’s finance and commercial banking experience and longstanding roots in Baltimore County made him a strategic eighth addition to Hamilton Bancorp’s established group of directors.

“As we continue to propel Hamilton Bank forward, our strong leadership team has been key to our growth. We believe Randy’s robust finance background and leadership skills make him a valuable addition to the bank’s leadership team,” said Bob DeAlmeida, president and CEO of the company.

Mr. Farnum earned his executive masters of business administration at Loyola University and his bachelor of science in finance from University of Maryland, College Park.

As the newest member of Hamilton Bancorp’s board of directors, Mr. Farnum will join seven other seasoned board members currently overseeing the community bank’s financial and operational success.

About Hamilton Bancorp, Inc.
Hamilton Bancorp, Inc. is the holding company for Hamilton Bank, a community bank founded in 1915. At June 30, 2013, the Company had $325.9 million in assets and $65.7 million in stockholders’ equity. Hamilton Bank employs more than 50 people and operates four branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Towson, and Baltimore (Overlea and Hamilton) in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com

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